Exhibit 1.01
              Dynasil Corporation of America
                 Conflict Minerals Report
For the reporting period from January 1, 2016 to December 31, 2016

This Conflict Minerals Report (the "Report") of Dynasil
Corporation of America ("Dynasil" or the "Company") has been prepared pursuant to Rule 13p-1 and Form SD (the
"Rule") promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2016 to December
31, 2016.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the "Conflict Minerals," are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The "Covered Countries" for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African
Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania,
Zambia and Angola.

As described in this Report, certain of the Company's operations manufacture, or contract to manufacture, products for which the Conflict Minerals are necessary to the functionality or production of those products.

Description of the Company's Products Covered by this Report

This Report relates to products: (i) for which Conflict
Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2016.

These products, which are referred to in this Report collectively as the "Covered Products," are the following:

1.	Optical thin films
2.	Crystals for X-ray detection
3.	Optical gratings
4.	Optical filters
5.	Radiation detection instruments

RCOI and Due Diligence

The Company's supply chain with respect to the Covered
Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict
Minerals. In this regard, the Company does not purchase
Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict
Minerals that are included in the Covered Products.
Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore has taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company's supply chain.

Conflict Mineral Policy

Dynasil adopted a policy relating to the Conflict Minerals
(the "Company Policy"), incorporating the standards set forth in OECD Guidance. The Company Policy outlines the
Company's commitment to the responsible sourcing of its products and its expectations that its suppliers will be similarly committed to responsible sourcing in the supply chain. The Company Policy states, among other things, that suppliers: (i) should not supply us with any products or other materials that directly or indirectly finance or benefit armed groups in the Covered Countries; (ii) are expected to source Conflict Minerals only from sources that are DRC conflict free; (iii) should develop policies, due diligence processes and management systems that are reasonably designed to prevent products or materials that are not DRC conflict free from entering the Company's supply chain; and (iv) are expected to take steps to identify the smelter, refiner or mine from which Conflict
Minerals originate, and to provide information to the Company necessary to facilitate its compliance efforts with respect to the Rule.

Our policy is publicly available on our website at www.dynasil.com under "Corporate Governance".

RCOI

The Company conducted a good faith reasonable country of origin inquiry ("RCOI") regarding the Conflict Minerals as described in the Company's Form SD to which this Report is an exhibit. This good faith RCOI was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. As a result of the RCOI, the Company was unable to determine that none of the Conflict Minerals contained in the Covered Products originated in the Covered Countries or were from recycled or scrap sources.
Due Diligence Process
Based on the results of the RCOI, the Company exercised due diligence on the source and chain of custody of the Conflict Minerals. The Company's due diligence measures have been designed to conform to the framework in the Organization for Economic Co-operation and Development Due
Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the "OECD Guidance").

The Company's due diligence process was designed to both gather information on the country of origin and to educate our internal staff and suppliers regarding this initiative.
Our due diligence process is based on the following five-step framework provided by the OECD Guidance:

*	Establishing strong company management systems
*	Identifying and assessing risks in the supply chain
*	Designing and implementing a strategy to respond to
        identified risks
*	Carrying out an independent third-party audit of
        supply chain due diligence at identified points in the
        supply chain
*	Reporting annually on supply chain due diligence

Under the Rule, the independent third-party audit contemplated by the OECD Guidance is not required until the Company's report for the period ending December 31, 2017.

Findings and Conclusions

Based on the information obtained pursuant to our RCOI and the due diligence process, Dynasil does not have sufficient information with respect to the Covered Products to determine the country of origin of all the Conflict
Minerals in the Covered Products; however, based on the information that was provided by the responding suppliers and otherwise obtained by Dynasil through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in some of the Covered Products included the smelters and refiners listed below:


Metal		Smelter: Smelter Name				Smelter ID
Gold		Advanced Chemical Company			CID000015
Gold		Western Australian Mint trading as
		  The Perth Mint				CID002030
Gold		Argor-Heraeus S.A.				CID000077
Gold		Asahi Pretec Corp.				CID000082
Gold		CCR Refinery - Glencore Canada Corporation	CID000185
Gold		The Refinery of Shandong Gold Mining Co., Ltd.	CID001916
Gold		Heimerle + Meule GmbH				CID000694
Gold			Heraeus Precious Metals GmbH & Co. KG	CID000711
Gold		Asahi Refining USA Inc.				CID000920
Gold		Kennecott Utah Copper LLC			CID000969
Gold		Materion					CID001113
Gold		Metalor Technologies S.A.			CID001153
Gold		Elemetal Refining, LLC				CID001322
Gold		Royal Canadian Mint				CID001534
Gold		Shandong Zhaojin Gold & Silver Refinery
		    Co., Ltd.					CID001622
Gold		United Precious Metal Refining, Inc.		CID001993
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tin		Alpha						CID000292
Tin		Cooperativa Metalurgica de Rondonia Ltda.	CID000295
Tin		CV Gita Pesona					CID000306
Tin		PT Justindo					CID000307
Tin		PT Aries Kencana Sejahtera			CID000309
Tin		CV Serumpun Sebalai				CID000313
Tin		CV United Smelting				CID000315
Tin		EM Vinto					CID000438
Tin		EM Vinto					CID000438
Tin		EM Vinto					CID000438
Tin		Alpha						CID000292
Tin		Fenix Metals					CID000468
Tin		Minsur						CID001182
Tin		Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin		China Tin Group Co., Ltd.			CID001070
Tin		China Tin Group Co., Ltd.			CID001070
Tin		Malaysia Smelting Corporation (MSC)		CID001105
Tin		PT Timah (Persero) Tbk Mentok			CID001482
Tin		Metallo-Chimique N.V.				CID002773
Tin		Mineracao Taboca S.A.				CID001173
Tin		Minsur						CID001182
Tin		Mitsubishi Materials Corporation		CID001191
Tin		Malaysia Smelting Corporation (MSC)		CID001105
Tin		Operaciones Metalurgical S.A.			CID001337
Tin		PT Artha Cipta Langgeng				CID001399
Tin		PT Babel Inti Perkasa				CID001402
Tin		PT Bangka Tin Industry				CID001419
Tin		PT Belitung Industri Sejahtera			CID001421
Tin		PT Bukit Timah					CID001428
Tin		PT DS Jaya Abadi				CID001434
Tin		PT Eunindo Usaha Mandiri			CID001438
Tin		PT Mitra Stania Prima				CID001453
Tin		PT Panca Mega Persada				CID001457
Tin		PT Refined Bangka Tin				CID001460
Tin		PT Sariwiguna Binasentosa			CID001463
Tin		PT Stanindo Inti Perkasa			CID001468
Tin		PT Sumber Jaya Indah				CID001471
Tin		PT Timah (Persero) Tbk Kundur			CID001477
Tin		PT Timah (Persero) Tbk Mentok			CID001482
Tin		PT Tinindo Inter Nusa				CID001490
Tin		Yunnan Tin Company Limited			CID002180
Tin		Mineracao Taboca S.A.				CID001173
Tin		Yunnan Tin Company Limited			CID002180
Tin		Yunnan Tin Company Limited			CID002180
Tin		Jiangxi Ketai Advanced Material Co., Ltd.	CID000244
Tin		CNMC (Guangxi) PGMA Co., Ltd.			CID000278
Tin		PT Justindo					CID000307
Tin		PT Aries Kencana Sejahtera			CID000309
Tin		Dowa						CID000402
Tin		Estanho de Rondonia S.A.			CID000448
Tin		Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555
Tin		Huichang Jinshunda Tin Co., Ltd.		CID000760
Tin		Gejiu Kai Meng Industry and Trade LLC		CID000942
Tin		China Tin Group Co., Ltd.			CID001070
Tin		O.M. Manufacturing (Thailand) Co., Ltd.		CID001314
Tin		Operaciones Metalurgical S.A.			CID001337
Tin		PT Karimun Mining				CID001448
Tin		PT Prima Timah Utama				CID001458
Tin		PT Tommy Utama					CID001493
Tin		Rui Da Hung					CID001539
Tin		Soft Metais Ltda.				CID001758
Tin		Thaisarco					CID001898
Tin		White Solder Metalurgia e Mineracao Ltda.	CID002036
Tin		CV Venus Inti Perkasa				CID002455
Tin		Magnu's Minerais Metais e Ligas Ltda.		CID002468
Tin		PT Tirus Putra Mandiri				CID002478
Tin		PT Wahana Perkit Jaya				CID002479
Tin		Melt Metais e Ligas S.A.			CID002500
Tin		PT ATD Makmur Mandiri Jaya			CID002503
Tin		O.M. Manufacturing Philippines, Inc.		CID002517
Tin		PT Inti Stania Prima				CID002530
Tin		Resind Industria e Comercio Ltda.		CID002706
Tungsten	Global Tungsten & Powders Corp.			CID000568
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.		CID002320
Tungsten	Kennametal Huntsville				CID000105
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.		CID000258
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Global Tungsten & Powders Corp.			CID000568
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.		CID002316
Tungsten	H.C. Starck GmbH				CID002541
Tungsten	H.C. Starck Smelting GmbH & Co.KG		CID002542
Tungsten	Hunan Chenzhou Mining Co., Ltd.			CID000766
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769
Tungsten	Japan New Metals Co., Ltd.			CID000825
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.		CID002321
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Kennametal Huntsville				CID000105
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.		CID001889
Tungsten	Wolfram Bergbau und Hutten AG			CID002044
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.		CID002320
Tungsten	Xiamen Tungsten Co., Ltd.			CID002082
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095


Our efforts to determine the mine or location of origin of the Conflict Minerals in the Covered Products consisted of the due diligence measures described in this Report. In particular, because independent third party audit programs validate whether sufficient evidence exists regarding country, mine and/or location of origin of the Conflict Minerals that the audited smelter or refiner facilities have processed, we relied on the information made available by such programs for the smelters and refiners in our supply chain. Dynasil was unable to ascertain the country of origin and/or chain of custody of all necessary Conflict Minerals processed by these facilities because, for this reporting period, certain smelter and refiner facilities had not yet received a "conflict free" designation from an independent third party audit program.


Risk Mitigation Steps

Dynasil has taken and expects to continue to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in our products benefit armed groups in the Covered Countries:

-	continue to engage suppliers to obtain current,
accurate and complete information about the supply chain;

-	encourage suppliers to implement responsible
sourcing and to have them encourage smelters and refiners to obtain a "conflict-free" designation from an independent, third-party auditor; and

-	engaging in industry initiatives encouraging
"conflict-free" supply chains.